UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2017 (February 28, 2017)

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2701 Navistar Drive

Lisle, Illinois

60532

(Address of principal executive offices, including Zip Code)

(331) 332-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

As previously disclosed in the Current Report on Form 8-K of Navistar International Corporation (the “Company”) filed on September 6, 2016 (the “September 6, 2016 Form 8-K”), the Stockholder Agreement, dated as of September 5, 2016, by and among the Company and Volkswagen Truck & Bus GmbH (“VW T&B”), previously filed as Item 10.2 of the September 6, 2016 Form 8-K, provides for the appointment of two individuals designated by VW T&B (the “Investor Nominees”) to the Company’s Board of Directors (the “Board”), subject to the approval of the Company.

Pursuant to the Stockholder Agreement, the Company appointed Andreas Renschler and Matthias Gründler, the Investor Nominees, to fill the vacancies created by the retirement of Michael N. Hammes and James H. Keyes, effective as of February 28, 2017. Mr. Renschler was appointed a member of the Board’s Compensation Committee and the Nominating and Governance Committee and Mr. Gründler was appointed a member of the Board’s Finance Committee.

As a director of the Company, each of Messrs. Renschler and Gründler will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices described in the Company’s Annual Proxy Statement filed with the Securities and Exchange Commission on December 21, 2016. This compensation generally consists of an annual retainer in the amount of $120,000 ($20,000 which is to be paid in the form of restricted stock) and an annual stock option grant of 5,000 options. The initial cash and stock award to be received by each of Messrs. Renschler and Gründler will be pro-rated accordingly.

Also in connection with Messrs. Renschler and Gründler’s appointment, the Board ratified several related person transactions. The Company and its subsidiaries have historically had a series of commercial relationships with VW T&B and its affiliates, and the parties expect to enter into future transactions. The total aggregate value of these transactions amounted to approximately $113 million during fiscal year 2016 and is estimated to amount to approximately $119 million in fiscal year 2017. As of February 28, 2017, VW T&B holds a 16.6% stake in the Company and is therefore a related person under the Company’s Policy and Procedures with Respect to Related Person Transactions (the “Policy”). Messrs. Renschler and Gründler, as the Chief Executive Officer and Chief Financial Officer, respectively, of VW T&B, are each a related person under the Policy and are deemed to have an indirect material interest in the transactions of VW T&B’s by virtue of their positions as officers of VW T&B. For each related person transaction, the Board’s Audit Committee and the Board considered the relevant factors and the Board, upon the recommendation of the Board’s Audit Committee, ratified the transaction on the basis that the relationship was in the best interest of the Company. Such approved transactions are related person transactions under Item 404(a) of Regulation S-K and include, without limitation, purchases and sales of goods and services, payments of royalties, and a sourcing joint venture.

ITEM 8.01 OTHER EVENTS

On March 1, 2017, the Company issued a press release announcing the election of two new directors and the closing of the previously disclosed issuance of 16,242,012 shares of common stock of the Company (the “Share Issuance”) for a purchase price of $15.76 per share and an aggregate purchase amount of $255,974,109 to VW T&B. The Share Issuance was consummated pursuant to the terms of the Stock Purchase Agreement, dated as of September 5, 2016, by and among the Company and VW T&B. The Share Issuance was previously reported by the Company in the September 6, 2016 Form 8-K and the full text of the Stock Purchase Agreement was filed as Exhibit 10.1 thereto. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 1, 2017, “Navistar and Volkswagen Truck & Bus Close Strategic Alliance”

Forward Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2016. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
(Registrant)

By:	/s/ Walter G. Borst
Name: Title:	Walter G. Borst Executive Vice President and Chief Financial Officer

Dated: March 1, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 1, 2017, “Navistar and Volkswagen Truck & Bus Close Strategic Alliance”